SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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                                    [ ] Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))
[ ]Definitive Proxy Statement
[ ]Definitive Additional Materials
[X]Soliciting Material Pursuant to Section 240.14a-12.

                        RICHMOND COUNTY FINANCIAL CORP.
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                (Name of Registrant as Specified In Its Charter)


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     On April 18, 2001, Richmond County Financial Corp., a Delaware corporation issued the following press release:


Press Release

FOR IMMEDIATE RELEASE

===============================================================================

CONTACTS:

Anthony E. Burke                               Thomas R. Cangemi
President and COO                              Executive Vice President and CFO
Tel: (718) 448-2800                            Tel: (718) 815-7048;
Fax: (718) 815-7371

     Richmond County Financial Corp. Reports 21% Increase in Third Quarter Fiscal 2001 Core Basic EPS to a Record $0.41 and Core Cash Basic EPS of $0.51
            Board Announces Cash Dividend of $0.18 Per Common Share

Staten Island, N.Y. - April 18, 2001, Richmond County Financial Corp. (NASDAQ/NMS:RCBK), the holding company for Richmond County Savings Bank, today reported net income of $9.9 million, or basic earnings per share of $0.41 ($0.40 per share, diluted) for the third fiscal quarter ended March 31, 2001, an increase of 21% as compared with $0.34 earnings per share reported for the same period last year. These results reflect a return on average equity and assets of 12.28% and 1.20%, respectively. Net income and core earnings for the nine month period ended March 31, 2001 was a record $28.8 million, or core basic earnings per share of $1.19 ($1.16 per share, diluted), an increase of 22.7% as compared with $0.97 core earnings per share reported for the same period last year. Core earnings for the nine month period ended March 31, 2000 excludes net gains on sales of securities and loans of $734,000.

Core cash earnings for the third quarter ended March 31, 2001 were $12.1 million, or $0.51 basic earnings per share ($0.49 per share, diluted). Core cash earnings for the nine month period ended March 31, 2001 were $34.8 million, or $1.44 basic earnings per share ($1.40 per share, diluted). These results reflect a core cash return on average equity of 15.08% and 14.92%, for the three and nine month periods ended March 31, 2001, respectively. The Company's core cash earnings are determined by adding back to reported core earnings the non-cash expenses related to the allocation of Employee Stock Ownership Plan ("ESOP") stock and the earned portion of Management Recognition and Retention Plan ("MRP") stock, net of associated tax benefits, amortization of excess of cost over fair value of net assets acquired ("goodwill") and the amortization of core deposit premium.

In addition to announcing the Company's record core earnings, the Board of Directors has authorized a quarterly cash dividend for the fiscal quarter ended March 31, 2001 in the amount of $0.18 per common share. The dividend will be payable on May 23, 2001, to shareholders of record on May 7, 2001.

Commenting on the Company's performance, Michael F. Manzulli, Chairman and Chief Executive Officer of the Company stated, "We are again pleased to report record earnings and continued momentum in all of our operations, the performance that you have come to expect from us. In my first letter to shareholders following our public offering, I promised you we would be tireless in our pursuit of opportunities to enhance shareholder value. The announcement on March 27, 2001, of our merger-of-equals with New York Community Bancorp is one more step in this pursuit. Our shareholders' reaction to the announcement has been gratifying, as without your support, our accomplishments and our continued success would not be possible."

                      Third Quarter Fiscal 2001 Highlights

Significant EPS Growth

                                            March 31,      Percentage
                                         2001     2000      Increase
                                        ------   ------    -----------
         GAAP Basic EPS                 $0.41    $0.34        21%
         GAAP Diluted EPS               $0.40    $0.34        18%
         Core Cash Basic EPS            $0.51    $0.40        28%
         Core Cash Diluted EPS          $0.49    $0.40        23%

Announced  Merger-of-Equals  with New York Community Bancorp,  Inc.

On March 27, 2001, New York Community Bancorp, Inc. (Nasdaq: NYCB) and the Company announced the signing of a definitive agreement under which the two companies will combine in a merger-of-equals. The transaction, which is tax-free to the Company's shareholders, will be expected to close in the third quarter of 2001 pending shareholder and regulatory approval.

Under the terms of the agreement, which has been unanimously approved by the Boards of Directors of both companies, the Company will merge into New York Community Bancorp. Shareholders will receive 1.02 shares of New York Community Bancorp common stock in exchange for each share of the Company's common stock. On the announcement date, the transaction was valued at approximately $802 million. On a pro-forma basis, as of December 31, 2000, the combined companies had total assets of $8.8 billion; deposits of $5.7 billion and total stockholders' equity of $1.1 billion.

Definitive Agreement to Acquire Five New Jersey Commercial Banking Branches From Summit And Two Fleet Commercial Banking Branches On Staten Island

On February 27, 2001, the Company announced that it has reached a definitive agreement with Summit Bancorp ("Summit") and FleetBoston Financial Corp. ("Fleet"), to acquire five Summit branch offices located in Atlantic County, New Jersey. The acquisition of these branches will occur in conjunction with the government-mandated divestiture of deposits and loans following Summit's merger with Fleet. Under the terms of the agreement, Richmond will assume approximately $200 million in deposits and acquire $40 million in small business and consumer loans. Richmond will operate the Summit commercial banking offices through its South Jersey Bank division.

In a separate transaction, Richmond has entered into a definitive agreement with Fleet to acquire Fleet's branch offices located on Staten Island, New York. Under the terms of this agreement, Richmond will assume approximately $100 million in deposits, of which 70% are core deposits (demand, money market and savings) and acquire $21 million in small business and consumer loans.

Organic  Growth in Deposits of 8.9% and  Increase in Demand  Accounts

The Bank continues to experience significant growth in total deposits. Excluding the South Jersey acquisition, total deposits increased by $159.8 million, or 8.9%, to $1.9 billion at March 31, 2001. The Bank's core deposits increased $193.8 million, or 17.7%, at March 31, 2001 to $1.3 billion, resulting in a core deposit to total deposit ratio of approximately 58.9%. The increase in the Bank's core deposits was primarily attributable to a $31.9 million increase in demand deposits and a $162.0 million increase in savings, N.O.W. and Money market accounts.

Multifamily Lending Division Reaches $700 Million Milestone

In less than three years since its formation, the Bank's multifamily lending division has reached total footings of $703.0 million. Additionally, the Bank continues to diversify its geographical concentration and is pleased to report that over 38% of this division's loan portfolio has been generated outside of the five boroughs of New York City.

Diversified Lending Portfolio

The Bank has focused on diversifying its lending portfolio and continues to reduce its dependency on residential one- to four-family loan production to sustain robust asset growth. Accordingly, the percentage of one- to four-family loans as a percentage of total gross loans as of March 31, 2001 stands at 46.4%, as compared to 79.1% at the time of the Company's initial public offering. This significant asset shift is the result of the Company's desire to expand its multifamily, residential construction and commercial real estate loan portfolios, which generally offer the Bank an adjustable loan product with an accompanying higher yield.

                     Review of Results of Operations for the
                   Three and Nine Months Ended March 31, 2001

Net Interest Income

Net interest income increased $3.4 million and $7.4 million for the three and nine month periods ended March 31, 2001, or 14.3% and 10.3%, respectively, as compared to the same periods in fiscal 2000. The increase in net interest income was primarily attributable to the growth in average interest-earning assets of $338.2 million and $303.0 million for the three and nine month periods ended March 31, 2001, respectively. The overall increase in the level of interest-earning assets was primarily the result of assets acquired from the South Jersey acquisition, as well as continued deposit inflows.

On a linked quarter perspective, the Company's net interest rate spread remained flat at 3.06%. For the three and nine month periods ended March 31, 2001, the Company's net interest margin was 3.54% and 3.53%, as compared to 3.46% and 3.57% reported for the comparable periods in the prior year. The eight basis point increase experienced for the third quarter ended March 31, 2001 was primarily the result of an increased yield on interest-earning assets due to increased loan growth in diversified loan products such as multifamily, commercial mortgage and construction lending as well as the recent effect of reductions in short term interest rates.

The Bank continues to experience increased loan growth, and for the nine month period ended March 31, 2001, gross loans receivable increased by $135.6 million, or 8.5% on a non-annualized basis, to $1.7 billion, compared to $1.6 billion at June 30, 2000. The increase in gross loans was due primarily to originations of $409.3 million generated during the nine month period ended March 31, 2001 and $142.3 million of loans acquired through the acquisition of South Jersey, offset by the sale of $3.1 million of one- to four-family mortgage loans, securitizations of $272.8 million of one- to four-family mortgage loans and net amortization and prepayments of $140.1 million. As part of the Company's plan to diversify its loan portfolio and reduce its dependency on residential one- to four-family mortgage loans, during the first quarter of fiscal 2001 and in conjunction with the South Jersey acquisition, the Bank securitized $61.7 million of one- to four-family mortgage loans acquired from the South Jersey acquisition in exchange for a like amount of FHLMC pass-through securities, and recorded these securities in the Bank's securities portfolio. Additionally, in the third quarter of fiscal 2001, the Bank securitized an additional $211.1 million of one- to four-family mortgage loans in exchange for a like amount of FNMA pass-through securities, recorded these securities in the Bank's securities portfolio and subsequently sold approximately $69.4 million of the related securities. Loan originations for the nine month period ended March 31, 2001 were primarily comprised of multifamily and one- to four-family mortgage loans. Multifamily mortgage loan originations during the nine month period ended March 31, 2001 totaled $191.4 million, bringing the total multifamily loan portfolio to $703.0 million, or 41.2% of net loans at March 31, 2001. Total one- to four-family loan production for the nine month period ended March 31, 2001 was $166.2 million.

Provision for Loan Losses

The provision for loan losses for the three and nine month periods ended March 31, 2001 and 2000 was $300,000 and $900,000, respectively. The Company's allowance for loan losses totaled $19.1 million at March 31, 2001, and $14.6 million at March 31, 2000, which represents a ratio of allowance for loan losses to non-performing loans of 178.4% and 289.2%, respectively. Non-performing loans totaled $10.7 million, or 0.62% of total loans, net at March 31, 2001, as compared to $10.9 million at previous quarter ended December 31, 2000 and $4.7 million, or 0.30% of total loans, net at June 30, 2000. The Company continues to increase its general valuation allowance due to the increase in originations of all loan products.

Non-Interest Income

Exclusive of net gains and losses from the sales of securities and loans, total non-interest income for the three and nine month periods ended March 31, 2001 was $3.6 million and $11.1 million, respectively as compared to the $3.1 million and $9.8 million reported for the same periods in the prior year. The increased level of non-interest income is primarily due to an overall increase in deposit fee income, loan prepayment fees, fee income generated from the South Jersey acquisition, and advisory fee income from the Company's investment in Peter B. Cannell & Co. Inc. Net gains of $734,000 reported during the nine month period ended March 31, 2000, were primarily due to net gains from the sale of equity and investment securities.

Non-Interest Expense

Non-interest expense totaled $15.2 million and $44.3 million for the three and nine month periods ended March 31, 2001, an increase of $2.3 million and $5.3 million, as compared to the $12.9 million and $39.0 million reported for the same periods of the prior year, respectively. The increased level of non-interest expense was mainly attributable to increased compensation and employee benefit expenses, goodwill amortization and other expenses associated with the South Jersey acquisition.

Richmond County Financial Corp. is the holding company for Richmond County Savings Bank, a state chartered savings bank, organized in 1886. Together with its three divisional banks, First Savings Bank of New Jersey, Ironbound Bank and South Jersey Savings Bank, Richmond County Savings Bank operates 15 banking offices on Staten Island, one banking office in Brooklyn, 11 banking offices in the counties of Camden, Gloucester, Essex, Hudson and Union, New Jersey, and operates a multifamily loan processing center in Jericho, Long Island. At March 31, 2001, total assets of the Company were $3.4 billion; deposits were $2.2 billion with total stockholders' equity of $329.5 million.

Richmond County Financial Corp. and New York Community Bancorp, Inc. will be filing a joint proxy statement/prospectus and other relevant documents concerning the merger of the two companies with the United States Securities and Exchange Commission (the "SEC"). WE URGE INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Investors will be able to obtain these documents free of charge at the SEC's web site (www.sec.gov). In addition, documents filed with the SEC by Richmond County Financial Corp. will be available free of charge from the Executive Vice President and Chief Financial Officer, Richmond County Financial Corp., 1214 Castleton Avenue, Staten Island, New York 10310-1702. Documents filed with the SEC by New York Community Bancorp, Inc. will be available free of charge from First Vice President, Investor Relations, New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, New York 11590.

The directors, executive officers, and certain other members of management of Richmond County Financial Corp. and New York Community Bancorp, Inc. may be soliciting proxies in favor of the merger from the companies' respective shareholders. For information about these directors, executive officers, and members of management, shareholders are asked to refer to the most recent proxy statements issued by the respective companies, which are available at the addresses provided in the preceding paragraph.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in; interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the SEC.

Richmond County Financial Corp.'s press releases are available at no charge by visiting us on the worldwide web at http://www.rcbk.com.

                   RICHMOND COUNTY FINANCIAL CORP. AND SUBSIDIARY
                   CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 (In Thousands, Except Share and Per Share Amounts)


                                                                              March 31,    June 30,
                                                                                2001         2000
                                                                             ----------   ----------
                                                                             (Unaudited)

                            Assets

Cash and due from banks                                                      $   53,156   $   47,684
Federal funds sold                                                               33,000            -
Securities held to maturity:
     Mortgage-backed and mortgage-related securities                             55,054       57,161
Securities available for sale:
     Investment securities                                                      270,494      257,485
     Mortgage-backed and mortgage-related securities                            962,524      707,446
                                                                             ----------   ----------
Total securities                                                              1,288,072    1,022,092
Mortgage loans:
     1-4 family                                                                 799,064      842,350
     Multifamily                                                                703,007      549,151
     Commercial real estate                                                     117,548      108,532
     Construction                                                                79,108       65,603
                                                                             ----------   ----------
Total mortgage loans                                                          1,698,727    1,565,636
Other loans                                                                      23,970       21,478
     Plus:    Unearned loan costs, net                                            3,484        1,392
     Less:    Allowance for loan losses                                         (19,050)     (14,698)
                                                                             ----------   ----------
Loans, net                                                                    1,707,131    1,573,808
Federal Home Loan Bank stock                                                     50,055       38,873
Banking premises and equipment, net                                              29,779       26,115
Accrued interest receivable                                                      22,531       18,170
Other real estate owned                                                              16          509
Goodwill                                                                         70,085       43,324
Other assets                                                                    102,220      110,646
                                                                             ----------   ----------
    Total assets                                                             $3,356,045   $2,881,221
                                                                             ==========   ==========
             Liabilities and Stockholders' Equity
Demand deposits                                                              $  239,751   $  207,894
Savings, N.O.W. and Money market accounts                                     1,050,659      888,706
Certificates of deposit                                                         899,292      693,276
                                                                             ----------   ----------
          Total deposits                                                      2,189,702    1,789,876
Borrowings                                                                      814,704      773,690
Accrued expenses and other liabilities                                           22,099       11,245
                                                                             ----------   ----------
          Total liabilities                                                   3,026,505    2,574,811
                     Stockholders' Equity

Preferred stock, $.01 par value, 5,000,000 shares authorized;none issued              -            -
Common stock, $.01 par value, 75,000,000 shares authorized; 32,737,134 issued; 26,540,535 and 28,065,972  shares outstanding,
  at March 31, 2001 and June 30, 2000, respectively.                                327          327
Additional paid-in-capital                                                      329,911      329,718
Retained earnings-substantially restricted                                      161,310      145,231
Unallocated common stock held by
  Employee Stock Ownership Plan ("ESOP")                                        (28,953)     (30,249)
Unearned compensation MRP Stock                                                 (10,541)     (13,147)
Treasury stock, at cost, 6,196,599 and 4,606,662 shares
  at March 31, 2001 and June 30, 2000, respectively.                           (114,924)     (82,541)
Accumulated other comprehensive income:
  Net unrealized loss on securities available for sale, net
  of tax                                                                         (7,590)     (42,929)
                                                                             ----------   ----------
          Total stockholders' equity                                            329,540      306,410
                                                                             ----------   ----------
          Total liabilities and stockholders' equity                         $3,356,045   $2,881,221
                                                                             ==========   ==========



                    RICHMOND COUNTY FINANCIAL CORP. AND SUBSIDIARY
                         CONSOLIDATED STATEMENTS OF OPERATIONS
                  (In Thousands, Except Share and Per Share Amounts)

                                                                  For the               For the
                                                             Three Months Ended     Nine Months Ended
                                                                  March 31,             March 31,
                                                            --------------------  --------------------
                                                                 (Unaudited)           (Unaudited)
                                                              2001        2000      2001        2000
                                                            --------    --------  --------    --------
Interest income:
   Loans                                                     $35,085     $29,470  $103,622     $83,563
   Debt and equity securities                                  6,712       6,062    20,224      18,643
   Mortgage-backed and mortgage-related securities            15,842      13,546    43,836      41,817
   Federal funds sold and interest-earning bank balances         307          58       689         305
                                                            --------    --------  --------    --------
       Total interest income                                  57,946      49,136   168,371     144,328
                                                            --------    --------  --------    --------
Interest expense:
   Deposits                                                   19,751      13,946    56,739      39,873
   Borrowed funds                                             10,987      11,390    32,631      32,805
                                                            --------    --------  --------    --------
       Total interest expense                                 30,738      25,336    89,370      72,678
                                                            --------    --------  --------    --------
   Net interest income                                        27,208      23,800    79,001      71,650
   Provision for loan losses                                     300         300       900         900
                                                            --------    --------  --------    --------
   Net interest income after provision for loan losses        26,908      23,500    78,101      70,750
                                                            --------    --------  --------    --------
Non-interest income:
   Fee income                                                  2,783       2,323     8,656       7,435
   Net gain on sale of securities and loans                       70          24        67         734
   Other                                                         812         812     2,451       2,366
                                                            --------    --------  --------    --------
       Total non-interest income                               3,665       3,159    11,174      10,535
                                                            --------    --------  --------    --------
Non-interest expense:
   Salaries and employee benefits                              7,751       6,871    22,956      20,877
   Occupancy costs                                             1,926       1,559     5,282       4,560
   Computer service fees                                       1,602       1,391     4,631       4,180
   Advertising                                                   700         467     1,771       1,386
   FDIC insurance premiums                                       129          99       329         337
   Other                                                       1,872       1,717     5,796       5,184
                                                            --------    --------  --------    --------
    Total general and administrative expense                  13,980      12,104    40,765      36,524
  Amortization of goodwill and other intangibles               1,226         821     3,558       2,456
                                                            --------    --------  --------    --------
       Total non-interest expense                             15,206      12,925    44,323      38,980
                                                            --------    --------  --------    --------
   Income before income taxes                                 15,367      13,734    44,952      42,305
   Provision for income taxes                                  5,486       4,925    16,103      15,359
                                                            --------    --------  --------    --------
Net income                                                   $ 9,881     $ 8,809   $28,849     $26,946
                                                            ========    ========  ========    ========
   Earnings per share:
          Basic                                              $  0.41     $  0.34   $  1.20     $  0.99
          Diluted                                            $  0.40     $  0.34   $  1.16     $  0.98



                 RICHMOND COUNTY FINANCIAL CORP. AND SUBSIDIARY
                    SELECTED FINANCIAL RATIOS AND OTHER DATA
                    (In Thousands, Except Per Share Amounts)

                                                             At or for the three        At or for the nine
                                                                   months                     months
                                                               Ended March 31,            Ended March 31,
                                                            --------------------       ---------------------
                                                            --------------------
                                                                 (Unaudited)                (Unaudited)
                                                              2001         2000          2001         2000
                                                            --------    --------       --------     --------
Performance ratios:

Return on average assets                                       1.20%        1.23%         1.21%        1.26%
Return on average equity                                      12.28%       11.15%        12.38%       10.52%
Average equity to average assets                               9.76%       11.05%         9.74%       12.02%
Equity to total assets                                         9.82%       10.92%         9.82%       10.92%
Tangible equity to total assets                                7.96%       10.92%         7.96%       10.92%
Core deposits to total deposits (1)                           58.93%       61.97%        58.93%       61.97%
Net interest spread                                            3.06%        2.88%         3.03%        2.98%
Net interest margin                                            3.54%        3.46%         3.53%        3.57%
Efficiency ratio(2)                                           45.39%       44.94%        45.24%       44.84%
Total non-interest expense to average assets                   1.70%        1.69%         2.56%        1.71%
Average interest-earnings assets to
     average interest-bearing liabilities                      1.12X        1.16X         1.12X        1.16X

Earnings per common share:
   Basic                                                     $  0.41      $  0.34       $  1.20      $  0.99
   Diluted                                                   $  0.40      $  0.34       $  1.16      $  0.98
Core earnings per common share:
   Basic                                                     $  0.41      $  0.34       $  1.19      $  0.97
   Diluted                                                   $  0.40      $  0.34       $  1.16      $  0.97
Book value per share(3)                                      $ 12.70      $ 12.39       $ 12.70      $ 12.39
Tangible book value per share(3)                             $ 10.06      $ 10.97       $ 10.06      $ 10.97

Core cash earning data:
Earnings                                                     $12,131      $10,440       $34,772      $31,467
Earnings per share - basic                                   $  0.51      $  0.40       $  1.44      $  1.16
Diluted earnings per share                                   $  0.49      $  0.40       $  1.40      $  1.15
Return on average assets                                       1.47%        1.45%         1.45%        1.48%
Return on average stockholders' equity                        15.08%       13.14%        14.92%       12.31%

Asset quality ratios:
Non-performing loans                                         $10,681      $ 5,033       $10,681      $ 5,033
Other real estate                                                 16          705            16          705
                                                             -------      -------      --------      --------
Total non-performing assets                                  $10,697      $ 5,738       $10,697      $ 5,738
Non-performing loans as a percent of  total loans, net         0.62%        0.31%         0.62%        0.31%
Non-performing assets as a percent of total assets             0.32%        0.20%         0.32%        0.20%
Allowance for loan losses as a percent of total loans, net     1.10%        0.91%         1.10%        0.91%
Allowance for loan losses as a
     percent of total non-performing assets                  178.09%      253.68%       178.09%      253.68%
Allowance for loan losses as a
     percent of total non-performing loans                   178.35%      289.21%       178.35%      289.21%

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(1) The core deposit ratio  represents total deposits less  certificates of deposit, divided by total deposits.
(2) The efficiency ratio represents the ratio of non-interest expense, excluding the effect of gain/(loss) on sale of securities and loans, amortization of goodwill and other intangibles, divided by the sum of net interest income and non-interest income.
(3) Excludes the impact of net unrealized gain/(loss) on securities available for sale, net of tax.